                                                                Exhibit k(iii)

MERRILL LYNCH
BANK USA
(A Wholly Owned Subsidiary of
Merrill Lynch & Co., Inc.)

Consolidated Financial Statements (Unaudited) for the  Quarterly and
Year-to-Date Periods Ended June 30, 2006 and July 1, 2005

MERRILL LYNCH BANK USA
(A Wholly Owned Subsidiary of Merrill Lynch & Co., Inc.)

----------------------------------------------------------------------------

TABLE OF CONTENTS

                                                                        Page

FINANCIAL STATEMENTS (Unaudited):

  Consolidated Balance Sheets                                               1

  Consolidated Statements of Earnings                                       2

  Consolidated Statements of Changes in Stockholder's Equity
3

  Consolidated Statements of Cash Flows                                   4-5

  Notes to Consolidated Financial Statements                                6-29

MERRILL LYNCH BANK USA
(A Wholly Owned Subsidiary of Merrill Lynch & Co., Inc.)

CONSOLIDATED BALANCE SHEETS (Unaudited)

------------------------------------------------------------------------------------------
(Dollars in thousands, except share amounts)
                                                             June 30,       December 30,
                                                               2006             2005
                                                           --------------  ---------------
Assets

  Cash and due from banks                                              $                $
                                                                 118,566           73,881
  Cash equivalents
                                                                       -        3,900,000
  Federal funds sold
                                                                       -       25,000
  Trading assets
                                                               1,091,279     1,039,829
  Securities (includes securities pledged as collateral
that can
    be sold or repledged of $349,733 and $40,614 at
    June 30, 2006 and December 30, 2005)
                                                              14,203,357     13,025,147
  Loans and leases held for sale
                                                               6,214,695     4,869,596

  Loans and leases receivable
                                                              38,152,518     36,160,157
  Allowance for loan and lease losses
                                                              (261,129)        (237,005)
  Loans and leases receivable, net
                                                              37,891,389       35,923,152

  Accrued interest receivable
                                                                 297,079          242,309
  Property and equipment, net
                                                                  40,854           43,640
  Net deferred income taxes
                                                                 220,031          215,431
  Derivative assets
                                                                  97,383          189,319
  Investment in Federal Home Loan Bank
                                                                 121,602          121,602
  Receivable from Parent and affiliates
                                                                  28,296           57,509
  Other assets
                                                               556,792          491,816

Total assets                                                         $                $
                                                            60,881,323       60,218,231

Liabilities and Stockholder's Equity

Liabilities
  Deposits                                                             $                $
                                                              52,325,616       52,783,371
  Federal funds purchased and securities
    sold under agreements to repurchase
                                                                 767,883          400,000
  Unsettled securities payable
                                                                 155,214                -
  Payable to Parent and affiliates
                                                                 420,059          413,282
  Current income taxes payable
                                                                 182,304           54,179
  Subordinated debt
                                                                 250,000          250,000
  Other liabilities
                                                               694,547          603,722
           Total liabilities
                                                              54,795,623       54,504,554

Stockholder's equity
  Preferred stock, 6% noncumulative, par value $1,000;
    1,000,000 shares authorized, issued, and outstanding
                                                               1,000,000        1,000,000
  Common stock, par value $1; 1,000,000 shares authorized,
    issued, and outstanding
                                                                   1,000            1,000
  Paid-in capital
                                                               2,367,679        2,367,679
  Retained earnings
                                                               2,719,319        2,355,799
  Accumulated other comprehensive loss, net of tax
                                                                (2,298)         (10,801)
          Total stockholder's equity
                                                             6,085,700        5,713,677

Total liabilities and stockholder's equity                           $                $
                                                            60,881,323       60,218,231

------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements
(unaudited).

MERRILL LYNCH BANK USA
(A Wholly Owned Subsidiary of Merrill Lynch & Co., Inc.)

CONSOLIDATED BALANCE SHEETS (Unaudited)

------------------------------------------------------------------------------------------
(Dollars in thousands, except share amounts)
                                                             June 30,       December 30,
                                                               2006             2005
                                                           --------------  ---------------
Assets

  Cash and due from banks                                              $                $
                                                                 118,566           73,881
  Cash equivalents
                                                                       -        3,900,000
  Federal funds sold
                                                                       -       25,000
  Trading assets
                                                               1,091,279     1,039,829
  Securities (includes securities pledged as collateral
that can
    be sold or repledged of $349,733 and $40,614 at
    June 30, 2006 and December 30, 2005)
                                                              14,203,357     13,025,147
  Loans and leases held for sale
                                                               6,214,695     4,869,596

  Loans and leases receivable
                                                              38,152,518     36,160,157
  Allowance for loan and lease losses
                                                              (261,129)        (237,005)
  Loans and leases receivable, net
                                                              37,891,389       35,923,152

  Accrued interest receivable
                                                                 297,079          242,309
  Property and equipment, net
                                                                  40,854           43,640
  Net deferred income taxes
                                                                 220,031          215,431
  Derivative assets
                                                                  97,383          189,319
  Investment in Federal Home Loan Bank
                                                                 121,602          121,602
  Receivable from Parent and affiliates
                                                                  28,296           57,509
  Other assets
                                                               556,792          491,816

Total assets                                                         $                $
                                                            60,881,323       60,218,231

Liabilities and Stockholder's Equity

Liabilities
  Deposits                                                             $                $
                                                              52,325,616       52,783,371
  Federal funds purchased and securities
    sold under agreements to repurchase
                                                                 767,883          400,000
  Unsettled securities payable
                                                                 155,214                -
  Payable to Parent and affiliates
                                                                 420,059          413,282
  Current income taxes payable
                                                                 182,304           54,179
  Subordinated debt
                                                                 250,000          250,000
  Other liabilities
                                                               694,547          603,722
           Total liabilities
                                                              54,795,623       54,504,554

Stockholder's equity
  Preferred stock, 6% noncumulative, par value $1,000;
    1,000,000 shares authorized, issued, and outstanding
                                                               1,000,000        1,000,000
  Common stock, par value $1; 1,000,000 shares authorized,
    issued, and outstanding
                                                                   1,000            1,000
  Paid-in capital
                                                               2,367,679        2,367,679
  Retained earnings
                                                               2,719,319        2,355,799
  Accumulated other comprehensive loss, net of tax
                                                                (2,298)         (10,801)
          Total stockholder's equity
                                                             6,085,700        5,713,677

Total liabilities and stockholder's equity                           $                $
                                                            60,881,323       60,218,231

------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements
(unaudited).

MERRILL LYNCH BANK USA
(A Wholly Owned Subsidiary of Merrill
Lynch & Co., Inc.)

CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

--------------------------------------------------------------------------------------
(Dollars in thousands)
                                              Three Months Ended       Six Months
                                                                         Ended
                                           June 30,    July 1,    June 30,    July 1,
                                             2006        2005       2006       2005
                                           ----------  ---------  ---------   --------

Interest income:
  Loans and leases receivable               $           $          $           $
                                             769,286    503,446   1,456,516   947,366
  Mortgage-backed and asset-backed
securities                                   142,543    175,289    282,697    326,907
  U.S. Treasury and government agency
securities                                     1,737      6,155      3,310     13,021
  Non-U.S. government agency securities
                                               1,358      6,190      2,458     11,619
  Corporate and other debt securities
                                              31,816     21,236     60,435     39,531
  Trading assets
                                              10,576     13,113     23,916     25,848
  Federal funds sold, securities
purchased under
     agreements to resell, and cash
equivalents                                  21,904      6,387     51,448     13,750
          Total interest income
                                             979,220    731,816   1,880,780   1,378,042

                                                   -          -          -          -
Interest expense:
  Deposits
                                             421,280    255,302    799,609    475,101
  Federal funds purchased and securities
     sold under agreements to repurchase
                                               6,776     37,133      8,841     64,919
  Parent and affiliated companies
                                               5,841      1,432     11,803      2,559
  Other borrowings
                                              4,732      5,093      7,482      5,222
          Total interest expense
                                            438,629    298,960    827,735     547,801

                                                   -          -          -          -
Net interest income
                                             540,591    432,856   1,053,045   830,241
Provision for loan and lease losses
                                             26,170     36,364     41,705     60,593
Net interest income after provision for
loan and lease losses                        514,421    396,492   1,011,340   769,648

Noninterest income:
  Credit and banking fees
                                             114,661     98,963    224,061    187,427
  Servicing and other fees, net
                                              37,449     20,403     65,998     41,682
  Gain on sales of loans, net
                                              11,005     19,349     24,961     33,796
  Trustee fees
                                               8,823      8,678     17,148     16,825
  Gain (loss) on non-hedging derivatives,
net                                           11,313   (24,419)     13,487      1,855
  Gain on sales of securities, net
                                               4,082     10,713     12,013     47,757
  Trading gain (loss), net
                                               5,435    (6,724)     11,012    (1,100)
  Equity and partnership interests
                                                 615      6,693      6,066      9,880
  Other
                                             14,315      4,312     25,108      7,281
           Total noninterest income
                                             207,698    137,968    399,854    345,403

Noninterest expenses:
  Compensation and benefits
                                              81,572     80,345    244,544    158,872
  Deposit administration fees
                                              34,780     34,815     68,384     68,887
  Communications and technology
                                              13,361     12,039     22,001     22,485
  Loan servicing and administration
                                              12,199      9,505     18,893     16,988
  Service fees to Parent and affiliates
                                               8,105      2,346     13,968      5,330
  Trust management fees
                                               5,185      4,945     10,297      9,804
  Occupancy and related depreciation
                                               4,610      4,015      8,751      7,774
  Provision for unfunded loan commitments
                                                 852     24,610      8,117     21,072
  Professional fees
                                               4,281      4,716      7,410     10,163
  FDIC and state assessments
                                               2,069      2,496      4,455      4,936
  Other
                                             12,123      8,085     22,685     16,142
          Total noninterest expenses
                                            179,137    187,917    429,505     342,453

Earnings before income taxes
                                             542,982    346,543    981,689    772,598

  Income taxes
                                            193,640    121,329    348,169     279,657

Net earnings                                $           $          $           $
                                            349,342    225,214    633,520     492,941

--------------------------------------------------------------------------------------

The accompanying notes are an integral part of these
consolidated financial statements (unaudited).

MERRILL LYNCH BANK USA
(A Wholly Owned Subsidiary of Merrill Lynch
& Co., Inc.)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
(Unaudited)
For the Six Months Ended June 30,
2006 and July 1, 2005
---------------------------------------------------------------------------------------
(Dollars in thousands)

                                                                  Accumulated
                                                                    Other
                                                                   Compre-     Total
                                                                   hensive    Stock-
                            Preferred Common   Paid-in  Retained    Income   holder's
                              Stock    Stock   Capital  Earnings    (Loss)    Equity

Balance, December 31, 2004    $         $                 $         $
                            1,000,000   1,000 $2,367,6791,802,576    (5,335) $5,165,920

Comprehensive income:
  Net earnings
                                                          492,941              492,941
  Other comprehensive
income:
    Net unrealized losses
on
      securities (net of
tax benefit of $1,109)                                                 (594)     (594)
    Deferred gains on cash
flow
      hedges (net of
reclassification of $2,851
of losses included in
earnings,
      and net of a tax
benefit of $1,107)                                                     1,034   1,034
  Total comprehensive
income                                                                         493,381
  Cash dividends declared
                                                        (40,000)             (40,000)
Balance, July 1, 2005         $         $                 $         $
                            1,000,000 1,000   $2,367,6792,255,517   (4,895)  $5,619,301

Balance, December 30, 2005    $         $                 $         $
                            1,000,000   1,000 $2,367,6792,355,799   (10,801) $5,713,677

Comprehensive income:
  Net earnings
                                                          633,520              633,520
  Other comprehensive
income:
    Net unrealized gains
on
      securities (net of
taxes of $8,138)                                                      11,889    11,889
    Deferred losses on
cash flow
      hedges (net of
reclassification of $2,099
of gains included in
earnings,
      and net of taxes of
$807)                                                                (3,386)  (3,386)
 Total comprehensive income
                                                                               642,023
 Cash dividends declared
                                                        (270,000)            (270,000)
Balance, June 30, 2006        $         $                 $         $
                            1,000,000 1,000   $2,367,6792,719,319   (2,298)  $6,085,700

---------------------------------------------------------------------------------------

The accompanying notes are an integral part of these
consolidated financial statements (unaudited).

MERRILL LYNCH BANK USA
(A Wholly Owned Subsidiary of Merrill Lynch & Co., Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
For the Quarterly Periods Ended June 30, 2006 and July 1, 2005
----------------------------------------------------------------------------
(Dollars in thousands)

MERRILL LYNCH BANK USA
(A Wholly Owned Subsidiary of Merrill Lynch & Co., Inc.)

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (continued)

-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------
(Dollars in thousands)
                                                               Six Months Ended
                                                            June 30,     July 1,
                                                              2006        2005
                                                           ----------- ------------
                                                           ----------- ------------

Supplemental Disclosures of Cash Flow Information
  Cash paid during the period for:
Interest                                                    $           $
                                                              801,875      548,328
Income taxes
                                                              220,044      256,604

Supplemental Disclosures of Noncash Investing
  and Financing Activities:

Unsettled purchases of securities with the related
payable
     recorded in liabilities
                                                              155,214      709,392
Transfers of repossessed assets from loans to other assets
                                                               32,000       54,079
Dividends declared and unpaid
                                                               20,000            -
Unrealized gains (losses) on available-for-sale
securities, net of taxes                                       11,889        (594)
Unrealized (losses) gains on cash flow swaps
                                                              (3,386)        1,034
Charge-offs on loans and leases                                           (39,012)
                                                             (24,276)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
For a complete discussion of Merrill Lynch Bank USA's ("MLBUSA" or the
"Bank") accounting policies, refer to the Bank's 2005 audited consolidated financial statements.

Principles of Consolidation and Basis of Presentation - The consolidated financial statements of MLBUSA include the accounts of MLBUSA and it subsidiaries.  MLBUSA's subsidiaries are controlled through a majority voting interest or are controlled through a risks and rewards approach required by the Financial Accounting Standards Board ("FASB") Revised
Interpretation No. ("FIN") 46R Consolidated Variable Interest Entities.
All significant intercompany accounts and transactions between MLBUSA and its subsidiaries have been eliminated.  Although the interim amounts are unaudited, they do reflect all normal recurring adjustments that, in the opinion of management, are necessary for the fair statement of the consolidated financial statements for the interim periods.  See Note 13 for discussion of the Bank's proposed reorganization which is expected to occur in August 2006.

These unaudited consolidated financial statements should be read in conjunction with the Bank's audited 2005 consolidated financial statements.  The nature of MLBUSA's business is such that the results of any interim period are not necessarily indicative of results for a full year.  In presenting the consolidated financial statements, management makes estimates that affect the reported amounts and disclosures in the financial statements.  Estimates, by their nature, are based on judgment and available information.  Therefore, actual results could differ from those estimates and could have a material impact on the consolidated financial statements, and it is possible that such changes could occur in the near term.

Certain reclassifications have been made to prior period financial statements, where appropriate, to conform to the current period presentation.

MLBUSA's 2006 fiscal quarters end on the last Friday of March, June,
September, and December. MLBUSA's 2005 fiscal quarters ended on the first
Friday in April and July and the last Friday in September and December.

Subsequent Event - As part of the internal reorganization described in
Note 13, effective July 1, 2006, Merrill Lynch and Co. (the "Parent")
transferred 100% of its ownership interest in MLBUSA to Merrill Lynch
Group Inc. ("ML Group") which is a wholly owned subsidiary of the Parent.

Recently Issued Accounting Pronouncements - In June 2006, the Financial
Accounting Standards Board ("FASB") issued Interpretation No. 48,
Accounting for Uncertainty in Income Taxes, an Interpretation of FASB
Statement No. 109 ("FIN 48").  FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company's financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  The standard also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 will be effective for the Bank beginning in the first quarter of 2007. The Bank is currently evaluating the impact of adopting the interpretation.

In April 2006, the Financial Accounting Standards Board ("FASB") issued a
FASB Staff Position ("FSP") FIN 46(R)-6, Determining the Variability to be
Considered in Applying FIN 46R.  The new guidance clarifies how companies must evaluate whether a contract or arrangement creates or absorbs variability based on an analysis of the entity's design.  The "by-design"
approach may impact a company's determination of whether an entity is a variable interest entity and which party, if any, is the primary beneficiary.  The standard is effective beginning in the third quarter of
2006 for all new entities with which a company becomes involved, and to all entities previously required to be analyzed under FIN 46R when a reconsideration event occurs.  Retrospective application to the date of initial application of the FSP is permitted, but not required.  MLBUSA does not expect the adoption of the FSP to have a material impact on the consolidated financial statements.

In March 2006, the FASB issued Statement of Financial Accounting Standards
("SFAS") No. 156, Accounting for Servicing of Financial Assets (SFAS No.
156).  SFAS No. 156 amends SFAS No. 140, Accounting for Transfers and
Servicing of Financial Assets and Extinguishments of Liabilities, to
require all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable. SFAS
No. 156 also permits servicers to subsequently measure each separate class of servicing assets and liabilities at fair value rather than at the lower of cost or market.  For those companies that elect to measure their servicing assets and liabilities at fair value, SFAS No. 156 requires the difference between the carrying value and fair value at the date of adoption to be recognized as a cumulative effect adjustment to retained earnings as of the beginning of the fiscal year in which the election is made.  SFAS No. 156 is effective for the Bank beginning in the first quarter of 2007.  The Bank is currently assessing the impact of adoption, but does not expect the standard to have a material impact on the consolidated financial statements.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain
Hybrid Financial Instruments an amendment of FASB Statements No. 133 and
140 (SFAS No. 155).  SFAS No. 155 permits interests in hybrid financial instruments that contain an embedded derivative that would otherwise require bifurcation to be accounted for as a single financial instrument at fair value with changes in fair value recognized in earnings. This election is permitted on an instrument-by-instrument basis for all hybrid financial instruments held, obtained, or issued as of the adoption date.
The Bank expects to adopt the standard beginning in the first quarter of
2007. At adoption, any difference between the total carrying amount of the individual components of the existing bifurcated hybrid financial instruments and the fair value of the combined hybrid financial instruments will be recognized as a cumulative-effect adjustment to beginning retained earnings. The Bank is currently assessing the impact of adopting SFAS No. 155.

On December 19, 2005, the FASB issued FSP SOP No. 94-6-1, Terms of Loans
That May Give Rise to a Concentration of Credit Risk ("FSP SOP 94-6-1").
This standard identifies nontraditional loan terms that may increase the
Bank's risk of non-payment or realization due to an increase in loan payments at a later period in the loan contract from those payments required at the beginning of the contract for reasons other than changes in market interest rates.  Nontraditional loan terms may include:

o Terms that permit principal payment deferral or payments smaller than interest accruals (negative amortizing loans).
o A high loan-to-value ratio, including multiple loans with the same collateral that, when combined, result in a high loan-to-value ratio.
o Products that may expose the borrower to future increases in repayments in excess of increases that result solely from increases in market interest rate (such as option adjustable-rate mortgages (option ARMS) or once negative amortization results in a loan reaching a maximum principal accrual limit).
o An initial interest rate that is below market interest rate for the initial period of the loan term and that may increase significantly when that low interest rate period ends (teaser rate loans).
o Terms that initially require payment of interest that may result in payments increasing significantly when the interest only period ends and the loan principal begins to amortize (interest only loans).

This standard reaffirms that such terms may result in a concentration of credit risk, as that term is used in SFAS No. 107, Disclosures About Fair
Value of Financial Instruments.  Such concentrations must be disclosed if they are significant along with other qualitative and quantitative information to help the reader understand how the risks are managed and controlled.  This guidance was fully reflected in the Bank's 2005 audited consolidated financial statements previously referenced.

In November 2005, the FASB approved FSP Financial Accounting Standard
("FAS") 115-1 and FAS 124-1, The Meaning of Other-Than-Temporary Impairment
and Its Application to Certain Investments ("FSP FAS 115-1").  This
standard defines debt or equity securities accounted for in accordance with SFAS 115 whose fair value is less than cost as of the balance sheet date as impaired.  This guidance also requires the Bank to assess whether the impairment is temporary or other-than-temporary.  If the impairment is other than temporary, the Bank is required to recognize in earnings the difference between the investment's cost and its fair value at the balance sheet date.  The fair value of the other than temporarily impaired security becomes the new cost basis of the security.  FSP FAS 115-1 also requires disclosure of the fair value of investments with unrealized losses, and the amount of unrealized losses, for each disclosed investment category segregated by those investments in a continuous loss position for less than 12 months and greater than 12 months.  This standard is fully reflected in these financial statements and accompanying notes, and the
Bank's 2005 audited consolidated financial statements previously referenced.

Effective for the first quarter of 2006, Merrill Lynch & Co. (the
"Parent") adopted the provisions of SFAS No. 123 (revised 2004),
Share-Based Payment, a revision of SFAS No. 123, Accounting for
Stock-Based Compensation ("SFAS No. 123R"). The Bank participates in the
Parent's stock based compensation plans and is affected by the Parent's adoption of SFAS No. 123R. Under SFAS No. 123R, compensation expense for share-based awards that do not require future service is recorded immediately, and share-based awards that require future service continue to be amortized into expense over the relevant service period. The Parent adopted SFAS No. 123R under the modified prospective method whereby the provisions of SFAS No. 123R are generally applied only to share-based awards granted or modified subsequent to adoption. Thus, for MLBUSA, SFAS
No. 123R requires the immediate expensing of share-based awards granted or modified in 2006 to retirement-eligible employees, including awards that are subject to non-compete provisions.  The total expense for the stock-based compensation awards for the 2005 performance year granted to retirement-eligible employees in January 2006 is being recognized in the first quarter of 2006. In addition, beginning with performance year 2006, for which the Bank expects to grant stock awards in early 2007, MLBUSA will accrue the expense for future awards granted to retirement eligible-employees over the award performance year. Compensation expense for all future stock awards granted to employees not eligible for retirement with respect to those awards will be recognized over the applicable vesting period.

Prior to the adoption of SFAS No. 123R, the Bank had recognized expense for share-based compensation over the vesting period stipulated in the grant for all employees, including those who had satisfied retirement eligibility criteria but were subject to a non-compete agreement that applied from the date of retirement through each applicable vesting period. MLBUSA had accelerated any unrecognized compensation cost for such awards if a retirement-eligible employee left the firm. Because SFAS No.
123R applies only to awards granted or modified in 2006, expenses for share-based awards granted prior to 2006 to employees who were retirement-eligible with respect to those awards prior to the adoption of
SFAS No. 123R must continue to be amortized over the stated vesting period.

The Bank participates in the Parent's long term incentive compensation plans.  The Parent, after completing a comprehensive review of all stock-based incentive compensation awards, determined that future stock grants should contain more stringent provisions regarding age and length of service requirements for employees to be eligible to retire while the stock awards continue to vest.  To facilitate transition to the more stringent future requirements, the terms of most outstanding stock awards previously granted to employees were modified, effective March 31, 2006, to be immediately eligible for retirement with respect to those earlier awards, though the vesting and non-compete provisions for those awards remain in force.  As the provisions of SFAS No. 123R also apply to awards modified in 2006, these modifications required the Bank to record an additional one-time compensation expense in the first quarter of 2006 for the remaining unamortized amount of all awards to employees who had not previously been retirement-eligible under the original provisions of those awards.  Compensation expense for all future stock awards granted to employees not eligible for retirement with respect to those awards will be recognized over the applicable vesting period.

The one-time charge associated with the adoption of SFAS No. 123R and the policy modifications to previous awards resulted in a net charge to compensation expense in the first quarter of 2006 of approximately $72 million pre-tax and $44 million after-tax. The adoption of SFAS No. 123R resulted in a first quarter charge to compensation expense of approximately $34 million pre-tax and $21 million after-tax.  Policy modifications to previous awards amounted to $38 million of the pre-tax charge and $23 million of the after-tax charge.

2. CASH EQUIVALENTS

Cash equivalents include securities purchased under agreements to sell of
$0 and $3,900,000.  The estimated fair value of the securities received as collateral for these transactions that can be sold or pledged by MLBUSA totaled $0 and $3,945,352 as of June 30, 2006 and December 30, 2005,
respectively.

3.  SECURITIES

Securities reported on the consolidated balance sheets are as follows:

                               June 30,        December 30,
                                 2006              2005
                            ----------------   -------------

  Available-for-sale                      $
                                 11,968,686     $10,744,152
  Held-to-maturity
                                      6,000           4,000
  Non-qualifying  (1)
                                2,228,671       2,276,995

  Total                                 $
                               14,203,357      $13,025,147

Non-qualifying includes a corporate preferred stock issue that does not qualify as a debt or marketable equity security under SFAS No. 115,
Accounting for Certain Investments in Debt and Equity Securities ("SFAS
No. 115").

Information regarding investment securities subject to SFAS No. 115 follows:

                            June 30, 2006
                            --------------------------------------------------------
                            --------------------------------------------------------
                                              Gross        Gross
                              Amortized     Unrealized   Unrealized     Estimated
                                Cost          Gains        Losses      Fair Value
                            --------------  -----------  -----------  --------------
                            --------------  -----------  -----------  --------------

Available-for-sale
  Asset-backed securities               $     $            $                      $
                                5,767,945       10,175      (7,670)       5,770,450
  Mortgage-backed
securities                      5,822,946        5,206    (182,317)       5,645,835
  U.S. Treasuries and
     government securities
                                  163,781            -     (13,341)         150,440
  Corporate debt securities
                                   84,861          133      (1,006)          83,988
  Non-U.S. government
securities                        247,653            -    (2,382)           245,271
  Other
                                 74,522        3,252       (5,072)         72,702

  Total                                $      $                                  $
                             12,161,708       18,766     $(211,788)    11,968,686

Held-to-maturity
  Asset-backed securities     $   6,000       $            $            $   6,000
                                              -            -

                             December 30,
                                 2005
                            --------------------------------------------------------
                            --------------------------------------------------------
                                              Gross        Gross
                              Amortized     Unrealized   Unrealized     Estimated
                                Cost          Gains        Losses      Fair Value
                            --------------  -----------  -----------  --------------
                            --------------  -----------  -----------  --------------

Available-for-sale
  Asset-backed securities               $     $            $                      $
                                6,043,290        3,896      (8,882)       6,038,304
  Mortgage-backed
securities                      4,184,919       13,969     (56,027)       4,142,861
  U.S. Treasuries and
     government securities                           -
                                  163,736                   (6,767)         156,969
  Corporate debt securities
                                   92,074          471        (481)          92,064
  Non-U.S. government
securities                        230,317        6,874       -              237,191
  Other
                                 74,522        5,661       (3,420)         76,763

  Total                                $      $            $                     $
                             10,788,858       30,871      (75,577)     10,744,152

Held-to-maturity
  Asset-backed securities     $   4,000       $            $            $   4,000
                                              -            -

At June 30, 2006 and December 30, 2005, $155,214 and $0, respectively, of security purchases were unsettled with the related payable reported in unsettled securities payable.

The activity from sales of securities is summarized below:

                               Three Months Ended          Six Months
                                                             Ended
                            June 30,        July 1,        June 30,       July 1,
                              2006            2005           2006           2005
                          -------------   -------------  -------------  -------------
                          -------------   -------------  -------------  -------------

Available-for-sale
Proceeds                    $               $              $              $
                               573,135       4,311,269      3,813,794      8,796,518
Net realized gains (1)
                                 4,082          10,713         12,013         47,757
Tax provision
                                 2,166           3,934          5,209         16,936

Trading
Proceeds                    $               $              $              $
                             1,376,019       1,754,622      3,654,347      3,556,841
Realized gains (losses)
                                 2,661         (1,098)          (892)        (5,332)
Tax provision (benefit)
                                 1,013           (412)          (237)        (1,992)

(1)   Includes (gains) losses on derivatives hedging the
      available-for-sale portfolio for the three months ended June 30,
      2006 and July 1, 2005 of $(16,570) and $(1,805), respectively, and the six months ended June 30, 2006 and July 1, 2005 of $(37,591) and
      $62,861.

Available-for-sale securities with unrealized losses as of June 30, 2006 and December 30, 2005 are presented in the following table by the length of time individual securities have been in a continuous unrealized loss position.  The fair value and unrealized loss amounts are reported net of derivatives qualifying as hedges.

                                                                 June 30, 2006
                                                 -----------------------------------------------
                                                   Less than 12 months   Greater than 12 months
                                                 -----------------------------------------------
                                         Gross                  Gross                  Gross
                Amortized   Estimated  Unrealized Estimated  Unrealized   Estimated  Unrealized
                  Cost     Fair Value    Loss    Fair Value     Loss     Fair Value     Loss
               ---------------------------------------------------------------------------------
                            $           $         $                       $           $
Asset-backed                                                 $
securities     $1,525,215  1,518,863   (6,352)   ,221,418    (805)       297,445     (5,547)
Mortgage-backed
securities         872,076     868,020   (4,056)     647,733     (2,651) 220,287        (1,405)
 U.S.
Treasuries
and
government
securities         163,781     157,988   (5,793)      -           -      157,988        (5,793)
 Corporate
debt
securities          54,984      54,928      (56)      54,928        (56)      -               -
Non-U.S.
government
securities         247,654     238,769   (8,885)      -           -      238,769        (8,885)

Other               59,523      54,451   (5,072)      -           -      54,451         (5,072)

               ---------------------------------------------------------------------------------
               $ 2          $           $         $                       $           $
Total          ,923,233    2,893,019   (30,214)  ,924,079      $ (3,512) 968,940     (26,702)
               =================================================================================
As of June 30, 2006 and December 30, 2005, approximately 90 percent and 89 percent, respectively, of the securities with unrealized losses are either
AA or AAA rated.  MLBUSA has the ability and the intent to hold these securities for a period of time sufficient for a forecasted market price recovery of at least the amortized cost of the securities.

No securities have been identified as other-than-temporarily impaired in
2006 or 2005.

-------------------------------------------------------------------------------------------
                                                     December
                                                     30, 2005
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
                                                     Less than           Greater than 12
                                                     12 months               months
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
                                            Gross               Gross             Gross
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
                 Amortized     Estimated   UnrealizedEstimated  UnrealiEstimatedUnrealized
                    Cost      Fair Value     Loss    Fair Value  Loss  Fair        Loss
                                                                        Value
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
  Asset-backed             $  $             $         $          $      $
securities         2,852,708   2,845,977    (6,731)  2,000,121  (932)  845,856  $
                                                                                (5,799)
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------

Mortgage-backed    2,255,358   2,248,246    (7,112)  1,856,881  (6,016)391,365     (1,096)
securities
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
  U.S.
Treasuries and
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------

government           163,736     161,350    (2,386)          -       - 161,350     (2,386)
securities
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
  Non-U.S.
government           194,681     187,469    (7,212)          -       - 187,469     (7,212)
securities
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
  Other
                      59,523      56,103    (3,420)          -       -  56,103     (3,420)
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
Total                      $  $             $         $          $      $        $
                   5,526,006   5,499,145   (26,861)  3,857,002  (6,948)1,642,143  (19,913)
----------------=========================--=========-==========-===============-===========
The change in net unrealized gains (losses) on securities included in other comprehensive income represents the sum of the net unrealized holding gains and reclassification adjustments of securities net of the hedge accounting effects.  Reclassification adjustments are amounts recognized in net earnings during the current period that had been part of other comprehensive income in previous periods.  The components of the net change are summarized below:

                                      Three Months Ended       Six Months Ended
                                    June 30,     July 1,     June 30,    July 1,
                                      2006         2005        2006        2005
                                    ----------  -----------  ---------- -----------
                                    ----------  -----------  ---------- -----------

Net unrealized holding gains
(losses)
  arising during the period,
  net of taxes                        $           $            $
                                        7,906     (10,579)       5,066   $(31,304)

Reclassification adjustment
  for net gains included in net
  earnings, net of taxes
                                      1,916        6,698       6,823      30,710

Net change                            $           $                       $
                                      9,822       (3,881)    $11,889        (594)

The maturity schedule of all available-for-sale securities at amortized cost and estimated fair values is presented below. The distribution of mortgage-backed and asset-backed securities is based on contractual maturities. Actual maturities may differ because the issuer may have the right to call or prepay the obligations.

                                             June 30,
                                               2006
                                           ----------------------------
                                           ----------------------------
                                            Amortized      Estimated
                                               Cost        Fair Value
                                           -------------  -------------
                                           -------------  -------------

Available-for-sale
Due after one year through five years                 $              $
                                                406,645        404,990
Due after five years through ten years
                                                908,575        892,670
Due after ten years
                                            10,846,488     10,671,026
Total                                               $              $
                                            12,161,708     11,968,686

Held-to-maturity
Due after ten years                              $              $
                                                 6,000          6,000

4.  LOANS AND LEASES HELD FOR SALE AND LOANS AND LEASES RECEIVABLE

Loans and leases held for sale consist of:

                                             June 30,     December 30,
                                               2006           2005
                                           -------------  -------------

 Commercial                                           $              $
                                              2,295,782      1,349,767
 Residential mortgages - 1-4 family
                                              1,863,358    1,493,945
 Automobile
                                              1,576,735    1,655,849
 Real Estate
                                                251,276     201,687
 Leases
                                                206,539     203,442
 Credit card
                                                164,869     191,316
 Other consumer
                                                123,177        -
 Hedge fund loans
                                                      -      45,154
 Deferred fees, net
                                              (267,041)      (271,564)
Total                                               $              $
                                             6,214,695      4,869,596

Loans and leases held for sale are reported in the consolidated financial statements at the lower of aggregate cost or market value (LOCOM).
Changes in the LOCOM adjustment for the three months and six months ended
June 30, 2006 and July 1, 2005 are summarized below:

                                   Three Months Ended       Six Months Ended
                                 June 30,     July 1,      June      July 1,
                                                             30,
                                   2006         2005        2006       2005
                                 ----------  -----------   --------  ---------
                                 ----------  -----------   --------  ---------

Balance, beginning of period      $           $             $         $
                                    52,144       49,335     52,035     32,018
LOCOM
                                     4,630           28      4,759     17,345
Foreign exchange revaluation
                                       66            -         46          -

Balance, end of period            $           $             $         $
                                   56,840       49,363     56,840     49,363

Loans and leases receivable are summarized below:

                                                       June 30,     December 30,
                                                         2006           2005
                                                     -------------  -------------

Consumer
 Securities-based                                      $              $
                                                        4,388,953      3,615,171
 Residential mortgages - 1-4 family
                                                        3,748,922      4,944,726
 Residential mortgages - home equity
                                                        3,495,278      2,216,142
 Residential construction
                                                          424,014        487,154
 Delayed debit
                                                           63,553         69,633
 Unsecured
                                                         10,490          9,540
   Total consumer
                                                       12,131,210     11,342,366

Commercial
 Asset-based
                                                       10,432,224     10,818,373
 Commercial and industrial
                                                        5,180,018      4,883,422
 Real estate
                                                        5,045,957      3,919,149
 Unsecured
                                                        2,036,117      1,565,347
 Securities-based
                                                        1,489,559      1,854,573
 Hedge fund lending
                                                        1,235,000      1,195,200
 Lease financing
                                                          752,723        775,302
 Other                                                                       -
                                                             17
   Total commercial
                                                       26,171,615     25,011,366

Deferred fees, net
                                                       (150,307)      (193,575)

Total                                                  $              $
                                                     38,152,518     36,160,157

The principal balance of non-accruing loans was $212,769 and $206,152 at
June 30, 2006 and December 30, 2005, respectively.

Information pertaining to impaired loans is summarized below:

                                                     June 30,    December 30,
                                                       2006          2005
                                                   ------------- -------------

Impaired loans with an
  allowance for loan                                          $             $
loss                                                    173,020       167,881

Impaired loan purchased at a
discount
(no allowance for loan
losses)                                                   1,510             -

Impaired loans that have been charged-off
partially
(no allowance for loan
losses)                                              21,400        20,248

Total impaired loans                                       $             $
                                                       195,930       188,129

Allowance for loan
losses
  related to impaired                                     $             $
loans                                                   46,156        43,728

                               Three Months Ended            Six Months Ended
                             June 30,       July 1,        June 30,     July 1,
                               2006          2005            2006         2005
                            -----------   ------------    -----------  -----------
                            -----------   ------------    -----------  -----------

Average investment
  in impaired loans           $             $               $            $
                             216,051        192,033        211,005      168,223

Interest income recognized
on
  impaired loans              $             $   649         $            $
                               1,784                         3,706        1,648

Interest income recognized
on a
  cash basis on impaired      $             $   328         $            $
loans                          1,401                         3,220          668

5.  ALLOWANCE FOR LOAN AND LEASE LOSSES AND RESERVE FOR UNFUNDED LOAN
   COMMITMENTS

Changes in the allowance for loan and lease losses are summarized below:

                                  Three Months Ended          Six Months Ended
                                June 30,      July 1,      June 30,      July 1,
                                  2006          2005         2006          2005
                               ------------  -----------   ----------   -----------
                               ------------  -----------   ----------   -----------

Balance, beginning of period     $ 243,621    $                          $
                                                186,915     $237,005       167,224
Provision for loan and
lease losses                        26,170       36,364       41,705        60,593
Charge-offs, net of
recoveries                         (8,743)     (32,266)     (17,716)      (36,764)
Foreign exchange revaluation
                                       81         (121)         135          (161)

Balance, end of period          $ 261,129     $                          $
                                               190,892     $261,129       190,892

Changes in the allowance for unfunded loan commitments (reported as a component of other liabilities) are summarized below:

                                    Three Months Ended         Six Months Ended
                                   June 30,    July 1,       June 30,    July 1,
                                     2006        2005          2006        2005
                                   ---------   ---------     ---------   ---------
                                   ---------   ---------     ---------   ---------

Balance, beginning of period        $           $             $           $
                                    163,547      96,239       156,255      99,832
Net provision
                                        852      24,610         8,117      21,072
Foreign exchange revaluation
                                         85        (75)           112       (130)

                                         -           -             -           -
Balance, end of period              $           $             $           $
                                   164,484     120,774       164,484     120,774

6.  DEPOSITS

Deposits reported on the consolidated balance sheets are summarized below:

                                     June 30,        December 30,
                                       2006              2005
                                   -------------     -------------

  Money market deposits and
       NOW accounts                  $                 $
                                     49,234,395        51,555,101
  Certificates of deposit
                                    3,091,221         1,228,270

  Total                              $                 $
                                   52,325,616        52,783,371

The weighted average interest rates for the six months ended June 30, 2006 for money market deposits and NOW accounts, and certificates of deposit
(including the effect of hedges), were 2.93% and 4.70%, respectively, and for the year ended December 30, 2005 were 2.74% and 4.10%, respectively.

7.  BORROWED FUNDS

Federal Funds Purchased and Securities Sold Under Agreements to Repurchase

Federal funds purchased were $440,000 and $400,000 at June 30, 2006 and
December 30, 2005, respectively.  Securities sold under agreements to repurchase were $327,883 and $0 at June 30, 2006 and December 30, 2005, respectively.  The weighted average interest rates for Federal funds purchased and securities sold under agreements to repurchase for June 30,
2006 were 4.90% and 5.24%, respectively, and for the year ending December
30, 2005 were 3.75% and 2.98%, respectively.

Subordinated Debt

In connection with a credit facility between the Parent and MLBUSA (the
"Subordinated Debt Facility"), MLBUSA may borrow term subordinated debt in amounts to be agreed upon between MLBUSA and the Parent.  Individual term subordinated advances have a maturity of six years.  The maturity date of each advance automatically extends each year such that the remaining term is never less than five years.  Either the Parent or MLBUSA may determine not to automatically extend the maturity upon proper notification to the other party.  The interest rate charged is one month LIBOR plus 45 basis points.  Subordinated debt outstanding as of June 30, 2006 and December
30, 2005 was $250,000.  The weighted average interest rate for the six months ended June 30, 2006 was 5.41%.  The weighted average interest rate for the period the loan was outstanding in 2005 was 4.88%.  There were no other amounts outstanding at June 30, 2006 or December 30, 2005 under this facility.

Secured Credit Facility

MLBUSA has joined with the Parent and certain affiliates in a secured credit facility of up to $2,500,000, as described in the 2005 audited consolidated financial statements previously referenced.  MLBUSA did not have any borrowings outstanding under the secured credit facility at June
30, 2006, or December 30, 2005.

8.  INCOME TAX

The income tax provisions are summarized as follows:

                                Three Months Ended            Six Months
                                                               Ended

                             June 30,       July 1,         June 30,       July 1,
                               2006          2005             2006           2005
                            -----------   ------------     -----------    -----------
                            -----------   ------------     -----------    -----------

U.S. Federal:
  Current                     $             $                $              $
                               171,126        161,060         329,965        301,246
  Deferred
                               6,035        (50,438)         (9,677)       (48,140)

                               177,161        110,622         320,288        253,106
State and Local:
  Current
                                15,658         19,909          28,410         37,525
  Deferred
                                 821         (9,202)           (529)       (10,974)

                              16,479         10,707          27,881         26,551

  Total                       $             $                $              $
                             193,640        121,329         348,169        279,657

As part of the consolidated group, the Bank transfers to the Parent its current U.S. Federal, state and local tax assets and liabilities.  Amounts payable to, or receivable from the Parent are settled quarterly. A reconciliation of the statutory U.S. Federal income tax rate to the Bank's effective tax rate is as follows:

                                    Three Months Ended            Six Months Ended

                                 June 30,      July 1,        June 30,      July 1,
                                   2006          2005           2006          2005
                                -----------   -----------     ----------   -----------
                                -----------   -----------     ----------   -----------

Statutory U.S. Federal
income tax rate                    35.00%       35.00%        35.00%       35.00%
U.S. State and local income
taxes,
   net of U.S. Federal
benefit                             1.99%        2.03%         1.86%        2.25%
Dividend received deductions
                                   (0.89)%       (1.40)%        (0.99)%       (0.55)%
Other
                                   (0.44)%       (0.62)%        (0.40)%       (0.50)%

  Total
                                   35.66%       35.01%        35.47%       36.20%

9.  SECURITIZATION TRANSACTIONS AND TRANSACTIONS WITH VARIABLE
     INTEREST ENTITIES ("VIE")

Securitization Transactions

The Bank has a significant financial interest in a qualifying special purpose entity ("QSPE").  In 2001, MLBUSA securitized $648,634 of residential mortgage loans.  To securitize these assets, MLBUSA established a QSPE, Merrill Lynch Bank Mortgage Loan Trust 2001-A
("2001-A").  MLBUSA received $648,105 of proceeds from this securitization and recognized a loss of $1,032, inclusive of transaction costs.  The loss on sale of assets is determined with reference to the previous carrying amount of the financial assets transferred, which is allocated between the assets sold and the retained interests, based on their fair value at the date of transfer.

Subsequent to the securitization, MLBUSA repurchased $635,018 of securities issued by 2001-A, including the residual tranche.
Specifically, the Bank retains a 97% interest in the VIE.  Retained interests of $153,540 and $189,014 at June 30, 2006 and December 30, 2005,
respectively, are recorded in available-for-sale mortgage-backed securities at fair value.  To obtain fair values, quoted market prices are used if available.  Where quotes are unavailable for retained interests,
MLBUSA generally estimates fair value based on the present value of expected cash flows using management's estimate of the key assumptions, including credit losses, prepayment rates, and discount rates, commensurate with the risks involved.

The following table presents MLBUSA's key weighted-average assumptions used to estimate the fair value of the retained interests in 2001-A at
June 30, 2006, and the pretax sensitivity of the fair values to an immediate 10 and 20 percent adverse change in these assumptions:

                Weighted average life (in
                years)                                         2.88

                Expected Credit losses (rate per              1.49%
                annum)
                10% adverse change                                $
                                                              (191)
                20% adverse change                                $
                                                              (361)

                Weighted average discount                     6.11%
                rate
                10% adverse change                                $
                                                              (787)
                20% adverse change                                $
                                                            (1,006)

                Prepayment speed
                (constant prepayment rate)                   25.00%
                10% adverse change                                $
                                                               (89)
                20% adverse change                                $
                                                              (173)

The sensitivity analysis above is hypothetical and should be used with caution.  In particular, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated independent of changes in any other assumption; in practice, changes in one factor may result in changes in another, which may magnify or counteract the sensitivities.  Further changes in fair value based on a
10% or 20% variation in an assumption or parameter generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear.  Also, the sensitivity analysis does not consider any hedging action that MLBUSA may take to mitigate the impact of any adverse changes in the key assumptions.

For the six months ended June 30, 2006 and July 1, 2005, cash flows received on the retained interests were $22,963 and $38,362, respectively.  As of June 30, 2006, the principal amount outstanding and delinquencies of the 2001-A securitized mortgage loans were $160,543 and
$7,885 respectively.  For the six months ended June 30, 2006, there were no net credit losses on the 2001-A securitized mortgage loans.

In December 2005, the Bank established an asset-backed commercial paper conduit ("ABCP conduit").  MLBUSA transferred $2,509,723 of investment grade (AA+ or better) asset-backed securities to the ABCP conduit.  The
Bank received proceeds in the amount of $2,514,005 and recognized a net gain on the sale of securities of $2,150. MLBUSA did not retain any interest in this securitization but has continuing involvement with the
ABCP conduit as described in the section below.  The ABCP conduit funds its security acquisitions through the issuance of notes, including commercial paper, or the sale of its assets.

Transactions with Variable Interest Entities

A VIE is defined in FASB Interpretation No. 46R (revised December 2003),
Consolidation of Variable Interest Entities ("FIN 46R") as an entity in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties.  In the normal course of business, MLBUSA acts as a derivative counterparty, investor, transferor, guarantor and/or liquidity provider to various VIEs.  MLBUSA has entered into three transactions with VIEs for which MLBUSA was deemed the primary beneficiary and must consolidate the VIEs.  Specifically, MLBUSA loans outstanding to these three VIEs totaled $459,458 as of June 30, 2006 and $452,993 as of
December 30, 2005.  The assets of the VIEs total approximately $479,116 as of June 30, 2006 and $469,149 as of December 30, 2005.  The consolidated assets that collateralize the Bank's loans are generally loans or leases.
Holders of the beneficial interests in these VIEs have no recourse to the general credit of MLBUSA; rather their investment is paid exclusively from the assets held by the VIE.

In addition, the Bank holds a significant variable interest in three VIEs as a result of its lending and investing activities.

  o The first VIE was created to acquire automobile leases.  The Bank also has an investment position in this VIE.  As of June 30, 2006, this VIE has total assets of approximately $9,878.  The Bank's maximum exposure to loss as a result of its lending and investment activities in this
   VIE is $2,636, which assumes no collections on the outstanding loan and a complete loss on the equity investment.
  o The second VIE was created in December 2005 when MLBUSA entered into a liquidity asset purchase agreement with the previously described ABCP conduit in the amount of $3,000,000 to purchase investment grade securities from the ABCP conduit in the event the notes issued by the
   ABCP conduit are not purchased in the market.  The Bank also has a commitment to issue letters of credit in aggregate up to $60,000 in the event a credit enhancement is needed to maintain the ABCP conduit rating.  The Bank also serves the ABCP conduit as administrative agent for which it receives a fee.  A third party investor purchased a $4,500 first loss note issued by the ABCP conduit which is subordinated to all other claims and enhancements. As of June 30, 2006, this VIE has total assets of approximately $2,984,332.  MLBUSA's maximum exposure to loss as a result of its relationships is $3,060,000, which assumes the securities purchased suffer a total loss.  Fees received for these products and services totaled $4,184 during the six months period ended
   June 30, 2006.

  o In June 2006, the Bank established a second asset-backed commercial paper conduit.  MLBUSA has entered into a liquidity asset purchase agreement with the conduit in the amount of $5,000,000 to purchase commercial paper securities from the ABCP conduit in the event the notes issued by the ABCP conduit are not purchased in the market.  The
   Bank also has a commitment to issue letters of credit in aggregate up to $400,000 in the event a credit enhancement is needed to maintain the conduit rating.  The conduit has purchased credit default protection to cover itself for any potential losses, on secured loans held by the conduit, up to the maximum payout of $15,000.  The Bank's maximum exposure to loss as a result of its relationships is $5,400,000, which assumes the assets purchased suffer a total loss.  Assets are required to be funded for the Bank to be subject to loss exposure.  As of June
   30, 2006, MLBUSA had not transferred any assets to the conduit and, therefore, had no loss exposure.  The Bank also serves the conduit as
   administrative agent for which it receives a fee.    No fees were
   received for these products and services during the six months period ended June 30, 2006.

10.  COMMITMENTS, CONTINGENCIES, AND GUARANTEES

Commitments

In the normal course of business, the Bank enters into a number of off-balance sheet commitments.  These commitments expose the Bank to varying degrees of credit risk, interest rate risk, and liquidity risk, and are subject to the same credit and risk limitation reviews as those recorded on the consolidated balance sheet.

Credit Extension

The Bank enters into commitments to extend credit and commercial letters of credit to meet the financing needs of its customers. A summary of the
Bank's unfunded commitments to extend credit follows:

                                                  June 30,     December 30,
                                                    2006           2005
                                                -------------  -------------

Consumer
 Securities-based                                 $    3,095              $
                                                                     10,531
 Residential mortgages - 1-4 family
                                                   1,218,278      1,185,555
 Residential mortgages - home equity
                                                   4,816,079      3,890,669
 Residential construction
                                                     478,528        512,869
 Unsecured
                                                     74,032         64,115

   Total consumer
                                                   6,590,012      5,663,739

Commercial
 Asset-based
                                                   9,585,020      8,225,915
 Commercial and industrial
                                                   5,082,396      2,820,475
 Real estate
                                                   1,588,740      1,214,305
 Unsecured
                                                  17,200,953     16,345,990
 Securities-based
                                                      25,716         64,723
 Hedge fund lending
                                                     335,000        304,600
 Other
                                                     27,231         42,973
   Total commercial
                                                 33,845,056     29,018,981
Total                                                     $              $
                                                 40,435,068     34,682,720

Commitments to extend credit are legally binding, generally have specified rates and maturities, and are for specified purposes.  In many instances, the borrower must meet specified conditions before the Bank is required to lend.  The Bank manages the credit risk on these commitments by subjecting these commitments to normal credit approval and monitoring processes.

Unfunded commitments to extend credit have the following contractual remaining maturities at June 30, 2006:

                                                       Expires in
                                ----------------------------------------------------------
                                                  After 1        After 3
                                                  Through        Through        After
                                1 Year or Less    3 Years        5 Years       5 Years

Consumer
 Securities-based                    $     948      $   2,147        $    -        $    -
 Residential mortgages - 1-4
family                               1,218,278 -                          -             -
 Residential mortgages - home
equity                                 318,433         71,053       209,161     4,217,432
 Residential construction
                                       343,006        135,522             -             -
 Unsecured
                                      -              74,032        -             -
   Total consumer
                                     1,880,665        282,754       209,161     4,217,432

Commercial
 Asset-based
                                     6,191,037      1,294,026     1,937,399       162,558
 Commercial and industrial
                                     3,337,978        527,504       976,032       240,882
 Real estate
                                        49,062      1,033,835       399,781       106,062
 Unsecured
                                     3,316,678      2,943,401    10,722,143       218,731
 Securities-based
                                        17,978          6,945           770            23
 Hedge fund lending
                                       335,000              -             -             -
 Other
                                       3,538         18,220           325         5,148
   Total commercial
                                  13,251,271      5,823,931    14,036,450       733,404
Total                                       $              $             $             $
                                  15,131,936      6,106,685    14,245,611     4,950,836

The Bank has a master repurchase agreement with the Parent and an affiliate, Merrill Lynch Government Securities, Inc. ("MLGSI") in which
MLBUSA agrees to purchase securities issued or guaranteed by the United
States of America or its agencies, and such other securities that are permissible under applicable bank regulations, and the seller agrees to repurchase the securities at a time specified at purchase (a repurchase agreement) up to a maximum of $5,000,000.  As of June 30, 2006, and
December 30, 2005 no securities had been purchased pursuant to this agreement.

The Bank is also committed to fund charges resulting from Merrill Lynch,
Pierce, Fenner & Smith Incorporated ("MLPF&S") customers' use of delayed debit cards issued by the Bank.  These advances are collateralized by either cash on deposit at the Bank or cash and securities held in the customer's MLPF&S account.  Advances outstanding as of June 30, 2006, and
December 30, 2005 were $63,553 and $69,633, respectively.

For each of these types of instruments, the Bank's maximum exposure to credit loss is represented by the contractual amount of these instruments.  Many of the commitments are collateralized, or would be collateralized upon funding, and most are expected to expire without being drawn upon; therefore, the total commitment amounts do not necessarily represent the risk of loss or future cash requirements.

Purchases

At June 30, 2006, the Bank had committed to purchase residential mortgage loans in the amount of $221,882 expiring over the next year.

Contingencies

The Bank and its subsidiaries are involved in various legal proceedings arising out of, and incidental to, their respective businesses.
Management of the Bank, based on its review with counsel of development of these matters to date, considers that the aggregate loss resulting from the final outcome, if any, of these proceedings should not be material to the Bank's consolidated financial condition or results of operations.

Other

MLBUSA's money market and time deposits are deposited at the Bank by
MLPFS, an affiliate, as agent for certain customers.  The Bank's funding of its assets is dependent upon these deposits and the affiliate's ongoing relationships with its customers.

Guarantees

MLBUSA provides guarantees to counterparties in the form of standby letters of credit and liquidity asset purchase agreements.  Standby letters of credit are obligations issued by the Bank to a third party where the Bank promises to pay the third party the financial commitments or contractual obligations of the Bank's customer.  The liquidity asset purchase agreement is a commitment to purchase assets from certain ABCP conduits that are rated investment grade by a nationally recognized rating agency or that have an equivalent internal rating.

These guarantees are summarized at June 30, 2006:

                                Maximum
                            ayout/Notional                          Value of
      Type of Guarantee    P                 Carrying Value        Collateral
   --------------------------------------------------------------------------------

    Standby letters of      $                      $             $
   credit                   2,722,797         (19,345)           569,929     1, 2
    Liquidity asset         $                      $             $
   purchase                 3,060,000            (1,225)         3,060,000     3,
       agreement                                                 4
    Liquidity asset         $                     $              $
   purchase                 5,400,000                            5,400,000     5,
       agreement                              -                  6

(1)   Marketable securities delivered by customers to MLBUSA collateralize up to $569,929 of the standby letters of credit.
(2)   In the event MLBUSA funds the standby letters of credit, the Bank has recourse to customers on whose behalf the Bank issued the standby letter of credit in the amount of $1,518,989.
(3)   In the event MLBUSA purchases securities pursuant to this agreement, the Bank will receive investment grade marketable securities.
(4)   The maximum payout/notional amount includes a commitment to issue letters of credit in the amount of $60,000.
(5)   In the event MLBUSA purchases assets pursuant to this agreement, the
      Bank will receive undivided interests in secured loans previously acquired or financed by the conduit.
(6)   The maximum payout/notional amount includes a commitment to issue letters of credit in the amount of $400,000.

   Expiration information for these contracts is as follows:

          Type of            Maximum        Less than  1 - 3                   Over
        Guarantee        Payout/Notional    1 Year      years     4 - 5 years 5 Years

   Standby letters of          $             $           $         $          $
   credit                 2,722,797          720,036     500,223   1,409,924  92,614
   Liquidity asset             $             $           $         $          $
   repurchase             3,060,000          3,060,000
   agreement (a)                                           -         -        -
   Liquidity asset             $             $5,400,000  $         $          $
   repurchase             5,400,000
   agreement (b)                                           -         -        -

The standby letters of credit amounts above include two-party letters of credit issued by the Bank in conjunction with a principal protected mutual fund.  The two-party letters of credit require the Bank to pay an amount equal to the amount by which the mutual fund asset value at the end of seven years is less than the amount originally invested.  This fund is managed using an algorithm that requires holding an amount of highly liquid risk-free investments in addition to other more risky investments that, when combined, will result in the return of at least the original principal investment to the investors at maturity of the fund unless there is a significant and sudden market event.  The Bank's maximum potential exposure to loss with respect to the two-party letters of credit totals
$633,879.  Such a loss assumes that no funds are invested in risk-free investments, and that all investments suffer a total loss.  As such, this measure significantly overstates the Bank's expected loss exposure at June
30, 2006.

Liquidity asset purchase agreement (a) is a commitment to purchase investment grade securities from an ABCP conduit formed in December 2005 to purchase securities or other financial assets and fund those purchases through the issuance of notes, including commercial paper.  The liquidity support would be called on by the ABCP conduit in the event a market disruption or other event make it difficult or impossible for the ABCP conduit to issue new notes to repay previously issued notes at their maturity.  The Bank's maximum exposure to loss with respect to the liquidity asset purchase agreement is $3,000,000.  Such a loss assumes that the Bank suffers a total loss on all securities held by the ABCP conduit.  As such, this measure significantly overstates the Bank's expected loss exposure at June 30, 2006.

Also related to the ABCP conduit, the Bank has committed to issue standby letters of credit.  The letters of credit act as a credit enhancement to the ABCP conduit and will be issued in variable amounts up to $60,000 as necessary to maintain the ABCP conduit rating.  No letters of credit were issued pursuant to the commitment at June 30, 2006.  The Bank's maximum exposure to loss with respect to the commitment to issue these letters of credit is $60,000.  Such a loss assumes that the Bank issues the letters of credit and suffers a total loss.  As such, this measure significantly overstates the Bank's expected loss exposure at June 30, 2006.

Liquidity asset purchase agreement (b) is a commitment to purchase asset backed loan receivables previously acquired or financed by the conduit from the conduit formed in June 2006 to purchase assets and fund those purchases through the issuance of  extendable commercial paper, callable notes and extendable notes.  The liquidity support would be called on by the conduit in the event a market disruption or other event make it difficult or impossible for the conduit to issue new notes to repay previously issued notes at their maturity.  The Bank's maximum exposure to loss with respect to the liquidity asset purchase agreement is $0 as of
June 30, 2006.

Also related to this conduit, the Bank has committed to issue standby letters of credit.  The letters of credit act as a credit enhancement to the conduit and will be issued in variable amounts up to $400,000 as necessary to maintain the conduit rating.  No letters of credit were issued pursuant to the commitment at June 30, 2006.  The Bank's maximum exposure to loss with respect to the commitment to issue these letters of credit is $400,000.  Such a loss assumes that the Bank issues the letters of credit and suffers a total loss.  As such, this measure significantly overstates the Bank's expected loss exposure at June 30, 2006.

In connection with certain asset sales and securitization transactions,
MLBUSA typically makes representations and warranties about the underlying assets conforming to specified guidelines.  If the underlying assets do not conform to the specifications, MLBUSA may have an obligation to repurchase the assets or indemnify the purchaser against any loss.  To the extent these assets were originated by others and purchased by the Bank,
MLBUSA seeks to obtain appropriate representations and warranties in connection with its acquisition of the assets.  The Bank believes that the potential for loss under these arrangements is remote.  Accordingly, no liability is recorded in the consolidated financial statements.

11.  CAPITAL REQUIREMENTS

MLBUSA is subject to various regulatory capital requirements administered by U.S. Federal and state banking agencies.  Failure to meet minimum capital requirements can result in certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on MLBUSA's consolidated financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, MLBUSA must meet specific capital guidelines that involve quantitative measures of MLBUSA's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices.  MLBUSA's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier 1 capital (as defined in the regulation) to risk-weighted assets (as defined in the regulation), and of Tier 1 capital to average assets (as defined in the regulation).  Management believes, as of
June 30, 2006 and December 30, 2005, that the Bank meets all capital adequacy requirements to which it is subject.

As of June 30, 2006, the most recent notification from the Federal Deposit
Insurance Corporation categorized MLBUSA as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as
"well capitalized," MLBUSA must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table.  There are no conditions or events since that notification that management believes have changed MLBUSA's category.

The Bank's actual capital amounts and ratios are presented in the following table:

                                                                        Minimum
                                                                      To Be "Well
                                                                  Capitalized" Under
                                                  Minimum for      Prompt Corrective
                                                    Capital
                                Actual         Adequacy Purposes   Action Provisions
--------------------------------------------------------------------------------------
                           Amount     Ratio      Amount    Ratio     Amount    Ratio
June 30, 2006
Total capital
  to risk - weighted       $          10.61%    $          8.0%   $           10.0
assets                     6,776,153             5,111,060           6,388,825%
Tier I capital to risk     $           9.55%    $          4.0%   $           6.0%
- weighted assets          6,100,541             2,555,530           3,833,295
Tier I capital to          $          10.39%    $          4.0%   $           5.0%
average assets             6,100,541             2,349,188           2,936,486

December 30, 2005
Total capital
  to risk - weighted       $          11.07%    $          8.0%   $           10.0
assets                     6,376,034             4,608,003           5,760,004%
Tier I capital to risk     $           9.95%    $          4.0%   $           6.0%
- weighted assets          5,732,776             2,304,002           3,456,002
Tier I capital to          $           9.46%    $          4.0%   $           5.0%
average assets             5,732,776             2,423,879           3,029,849

12.  DERIVATIVES

MLBUSA uses derivative instruments to manage its interest rate risk position.  The types of derivative instruments used and the accounting for those instruments are discussed in Note 1 in the Bank's 2005 Consolidated
Financial Statements.  MLBUSA's derivative positions at June 30, 2006 and
December 30, 2005 follow:

                                  Notional    Estimated Fair Value   Estimated
                                                                     Fair Value
                                 ------------ ---------------------- -----------
                                 ------------ ---------- ----------- -----------
Interest rate swaps
     Bank receives fixed/pays     $            $          $           $
floating                           1,562,003      3,104  14,389,908     153,323
     Bank receives
floating/pays fixed               13,483,029    495,436  13,815,436     227,530
     Bank receives CPI-equity
linked/pays floating                 193,749    (1,737)     133,320     (4,497)
Interest rate futures
                                   1,250,000       (54)     825,000          15
Interest rate options
                                     517,540      1,320     991,126         341
Credit default swaps
                                   5,894,095   (23,959)   4,966,903    (10,775)
Principal protection guarantees
                                     474,521      6,026     521,886       7,369
Equity linked
                                     173,261        672     113,182       4,147
Total return swaps/credit link
note                                 474,521         21     686,886     (8,511)
Foreign exchange forward
contracts                          4,043,854  (111,079)   2,306,864      34,000
To-be-announced security
forward contracts                    380,000      2,428     135,000       (807)
Rate-locked mortgage loan
pipeline                          1,079,036     (1,714)    390,114        (321)
Total                             $            $          $           $
                                 29,525,609    370,464   39,275,625    401,814
Weighted average receivable
interest rate                         5.16%                 4.13%
Weighted average payable
interest rate                        (4.43)%                (4.17)%

13. INTERNAL REORGANIZATION
In July 2006, Merrill Lynch Trust Company, FSB ("MLTC-FSB"), an affiliate of the Bank, received approval from the Office of Thrift Supervision
("OTS") to become a full service thrift institution as the first step in an internal reorganization of certain banking businesses of Parent.  The reorganization is expected to provide the Parent with a more efficient platform to deliver banking products and services to clients and to provide a more effective avenue for future growth.  As the second step in the internal reorganization, in August 2006, Merrill Lynch Bank & Trust
Co. ("MLB&T"), an existing FDIC-insured depository institution affiliate of MLBUSA, will be merged with MLTC-FSB, and MLTC-FSB will be renamed
Merrill Lynch Bank & Trust Co., FSB ("MLBT-FSB").  The new entity will be regulated by the OTS and its deposits insured by the FDIC.  The remaining steps in the internal reorganization include MLBUSA receiving as a capital contribution all common shares of Financial Data Services ("FDS"), a wholly-owned indirect subsidiary of Parent principally serving as transfer agent, subaccountant, registrar, and fiscal agent for mutual funds and money market deposit accounts.  In addition, MLBUSA and MLBT-FSB will organize a Delaware corporation named Merrill Lynch Mortgage and
Investment Corp. ("MLMIC").  In exchange for an approximately 15 percent ownership interest of MLMIC's common shares, MLBUSA will contribute all common shares of Merrill Lynch Credit Corporation ("MLCC"), currently a subsidiary serving primarily as a mortgage banker, and Merrill Lynch
Community Development Company, LLC ("MLCDC"), currently a subsidiary serving primarily to make or purchase loans and investments to low and moderate income borrowers, to fulfill MLBUSA's and MLB&T's Community
Reinvestment Act responsibilities.  MLBUSA expects to account for the transfers of interests between entities under common control in a manner similar to the pooling of interest method of accounting.  Management expects the reorganization to be completed in August 2006.